EXHIBIT 99.1

Great Lakes Reports Second Quarter 2023 Results

Second quarter net income of $1.7 million
Second quarter adjusted EBITDA of $16.6 million
Dredging backlog of $434.6 million at June 30, 2023

HOUSTON, Aug. 01, 2023 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter ended June 30, 2023.

Second Quarter 2023 Highlights

  Revenue was $132.7 million for the second quarter
  Total operating income was $3.7 million for the second quarter
  Net income was $1.7 million for the second quarter
  Adjusted EBITDA was $16.6 million for the second quarter

Management Commentary

Lasse Petterson, President and Chief Executive Officer commented, “The second quarter reflects improved performance, resulting in improved net income and our highest adjusted EBITDA since the first quarter of 2022. Although not all challenges are behind us, our solid quarter is a result of improved project performance and weather conditions and the benefits from our cost savings initiatives. Great Lakes ended the quarter with $434.6 million of dredging backlog, which does not include approximately $50.0 million dollars of performance obligations related to offshore wind contracts and $487.3 million in low bids and options pending award. Dredging backlog includes the Freeport Reach Deepening job which was awarded to Great Lakes for $157.4 million, which, at the time, was the third largest domestic capital project the Company has won in its history.

Included in our low bids pending are two liquefied natural gas ("LNG") projects that have been awaiting Notice to Proceed from our clients. Post quarter end, in July 2023, Great Lakes received Notice to Proceed on the Rio Grande LNG project, which will now be the largest project undertaken in our history. Work on this project is anticipated to start later this year. Post quarter end Great Lakes was low bidder on an additional $137.0 million of project work. Currently, backlog and recent pending awardable work is estimated to be approximately $900 million.

We are executing on our strategy to enter the fast-growing U.S. offshore wind market.  On July 20, 2023, we were honored to have President Biden attend the steel cutting ceremony for Great Lakes’ offshore wind rock installation vessel, the Acadia, which marks another step forward as construction begins with expected delivery in 2025. In addition, post quarter end, Great Lakes signed the first ever subcontract for procurement of rock with Carver Sand & Gravel LLC, a U.S. quarry in the state of New York. Both of these milestones solidify our entry into the offshore wind market and will support Great Lakes' awarded rock installation contracts for the Empire Wind I and II projects with installation windows in 2025 and 2026.

We continue to be proactive on cost reductions and fleet adjustments including cold stacking of vessels, and we have adjusted our general and administrative, overhead cost structures and dredging fleet to reflect the changed market conditions coming into 2023. Cold stacked vessels can easily be reactivated as the market continues to improve. These initiatives have led to substantially reduced costs in 2023 which has allowed us to navigate impacts from a delayed 2022 bid market and continue our fleet renewal program which remains on budget with our mid-size hopper dredge, the Galveston Island, expected to be operational in the second half 2023 and her sistership, the Amelia Island, has expected delivery in 2025.

So far this year we have seen a strong overall bid market including a number of large capital projects. We expect that this, combined with the fleet adjustments and the cost reduction and production initiatives we have in place, will continue to provide improved results into the future."

Operational Update

  Revenue was $132.7 million, a decrease of $16.7 million from the second quarter of 2022. The lower revenue in the second quarter of 2023 was due primarily to lower domestic capital project revenue, offset partially by an increase in coastal protection and maintenance project revenue.
  Gross profit was $17.9 million, an increase of $7.4 million compared to the gross profit from the second quarter of 2022. Gross margin percentage increased to 13.5% in the second quarter of 2023 from 7.0% in the second quarter of 2022 partially due to improved project performance.  In addition, operating costs were significantly lower due to our continued focus on cost reduction, as well as improved project performance and fewer drydockings in the current year quarter. In the quarter we recorded a $2.4 million gain related to a legal settlement on a previously completed and closed project.
  Operating income was $3.7 million, which is a $4.0 million increase compared with the operating loss from the prior year quarter. The quarter over quarter  increase is a result of $7.4 million higher gross margin, offset partially by higher general and administrative expenses primarily due to a one-time non-recurring adjustment in the prior year quarter, higher office rent due to the expansion of our Houston headquarters and lower incentive pay and profit sharing in the prior year quarter.
  Net income for the quarter was $1.7 million, which is a $5.7 million increase compared to net loss of $4.0 million in the prior year second quarter.
  At June 30, 2023, the Company had $42.1 million in cash and cash equivalents and total debt of $376.8 million, and availability under its revolving credit facility of $190.7 million with $55.0 million of draws outstanding.
  At June 30, 2023, the Company had $434.6 million in dredging backlog as compared to $377.1 million at December 31, 2022. Low bids and options pending award totaled $487.3 million as of June 30, 2023.
  Total capital expenditures for second quarter of 2023 were $19.4 million compared to $39.2 million in 2022. The 2023 capital expenditures included $12.5 million for the Amelia Island, $2.0 million for the Galveston Island, and $1.0 million for the build of the subsea rock installation vessel, the Acadia.

Market Update

We continue to see strong support from the Biden Administration and Congress for the dredging industry. In December 2022, the Omnibus Appropriations Bill for fiscal year 2023 was signed into law which included another record budget of $8.66 billion for the U.S. Army Corps of Engineers (the "Corps") civil works program of which $2.32 billion is provided for the Harbor Maintenance Trust Fund (“HMTF”) to maintain and modernize our nation’s waterways. In addition, the Disaster Relief Supplemental Appropriations Act for fiscal year 2023 was approved which included $1.48 billion for the Corps to make necessary repairs to infrastructure impacted by hurricanes and other natural disasters and to initiate beach renourishment projects that will increase coastal resiliency. Some related projects for beach renourishment have come to bid and we expect to see additional beach renourishment work in the second half of the year. This increased budget and additional funding has resulted in a strong bid market in the first half 2023, which we expect will continue for the remainder of the year.

The total bid market for the six months ended June 30, 2023, was $930.4 million, of which Great Lakes won 33.6% of the market.  The increase in the bid market was driven by a strong capital market which has already seen six bids for port improvement projects including Freeport, San Juan, Norfolk and Jacksonville. The total capital bid market for port improvement projects for the first half of the year totaled $315.1 million of which 55.7% of the market year to date was won by Great Lakes. We expect the budgeted appropriations to support the funding of several previously delayed capital port improvement projects including Sabine, Houston, Corpus Christi, and additional phases of Norfolk that are still expected to bid before the end of 2023.

In March 2023, President Biden released the President’s Fiscal Year 2024 executive budget. The proposed amount for the Corps targets $7.4 billion, which is a record amount for a President's budget. In June 2023, the House proposed an increased 2024 budget of $9.6 billion for the  Corps, which is $910 million above fiscal year 2023 and includes $2.8 billion for the HMTF and $1.5 billion for flood and storm damage reduction. In July 2023, the budget passed the Senate Committee on Appropriations which targets $8.9 billion for the Corps. This will move to the Senate floor for further deliberation and consideration.  This proposed budget is expected to provide for a strong 2024 bid market.

At the end of 2022, the Water Resources Development Act of 2022, or WRDA 2022, was approved by Congress and signed into law by the President. WRDA 2022 is on a two-year renewal cycle and includes legislation that authorizes the financing of Corps’ projects for flood and hurricane protection, dredging, ecosystem restoration and other construction projects. WRDA 2022 featured among many other things authorization for New York and New Jersey shipping channels to be deepened to 55 feet, estimated at $6 billion, as well as the Coastal Texas Protection and Restoration Program, estimated at $34.4 billion which includes dune and marsh restoration to safeguard the Texas Gulf Coast from hurricane surges. In addition, this legislation includes policy changes that will allow future port, waterways, and coastal projects to be more readily approved and funded.

In 2021, the Biden Administration announced the ambitious goal of 30 GW of offshore wind by 2030 and provided $3.0 billion in federal loan guarantees for offshore wind projects. As stated previously, Great Lakes was awarded the rock installation contracts for the Empire Wind I and II projects, with installation windows in 2025 and 2026, which is expected to power more than 1 million homes in the State of New York. In July 2023, the Federal Government further showed their support for offshore wind by providing approval for New Jersey’s first offshore wind farm to begin construction, which is the first of at least three more projects that the state has planned on the East Coast. Also in July 2023, the Department of the Interior issued the final sale notice for the first-ever offshore wind lease sale in the Gulf of Mexico, which will take place at the end of August. This historic sale has an estimated clean energy potential to power almost 1.3 million homes. This lease will include one lease area of 102,480 acres offshore Lake Charles, Louisiana, and two lease areas totaling nearly 200,000 acres offshore Galveston, Texas. Great Lakes continues to tender bids on multiple offshore wind projects for our subsea rock installation vessel and additional contract awards are anticipated in 2023.

The Company will be holding a conference call at 9:00 a.m. C.D.T. today, August 1, 2023, where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, August 1, 2023, at 9:00 a.m. C.D.T (10:00 a.m. E.D.T.). Investors and analysts are encouraged to pre-register for the conference call by using the link below. Participants who pre-register will be given a unique PIN to gain immediate access to the call. Pre-registration may be completed at any time up to the call start time.

To pre-register, go to https://register.vevent.com/register/BIabb3d057c7e84c51b2a20c2b0ca3887d.

The live call and replay can also be heard at https://edge.media-server.com/mmc/p/eaob2spr and  on the Company’s website, www.gldd.com, under Events on the Investor Relations page. A copy of this press release will be available on the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA, as provided herein, represents net income (loss) from continued operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, net interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income (loss) to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States, which is complemented with a long history of performing significant international projects. In addition, Great Lakes is fully engaged in expanding its core business into the rapidly developing offshore wind energy industry. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions.  In its over 133-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements, as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” or “scheduled to,” or other similar words, or the negative of these terms or other variations are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: project delays related to the increasingly negative impacts of climate change or other unusual, non-historical weather patterns; rising costs related to inflation, particularly with the cost of materials needed for general maintenance of our dredges  and increasing costs to operate and maintain aging vessels and comply with applicable regulations or standards; the inability of our largest customer, the Corps, to bring projects to market; impacts to our supply chain for procurement of new vessel build materials or maintenance on our existing vessels; the timing of our performance on contracts and new contracts being awarded to us; equipment or mechanical failures: our ability to obtain and retain federal government dredging and other contracts, which is impacted by the amount of government funding for dredging and other projects and the degree to which government funding is directed to the Corps and certain other customers, which in turn could be impacted by extended federal government shutdowns or declarations of additional national emergencies; impairments of our goodwill or other intangible assets; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations, including proposed regulations which may be promulgated capital and operational costs due to environmental regulations; market and regulatory responses to climate change including proposed regulations concerning emissions reporting and future emissions reduction goals; contract penalties for any projects that are completed late; force majeure events, including natural disasters, pandemics and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes to large, single customer contracts; our ability to obtain financing for the construction of new vessels, including our new offshore wind vessel; potential inability to secure contracts to utilize our new offshore wind vessel; unforeseen delays and cost overruns related to maintenance of our existing vessels and  the construction of new vessels, including potential mechanical and engineering issues, supply chain issues  and unforeseen changes in environmental regulations; any failure to comply with Section 27 of the Jones Act provisions on coastwise trade, or if those provisions were modified or repealed; adverse rulings by Customs and Border Protection concerning the Jones Act or other matters impacting our business; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings; any liabilities imposed on us for the obligations of joint ventures, partners and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our ability to identify and contract with qualified MBE or DBE contractors to perform as subcontractors; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; our ability to maintain or expand our credit capacity; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, as it relates to the new offshore wind vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements and Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previous recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruptions, cyber-based attacks or security breaches of the information technology systems on which we rely to conduct our business; and the impact of COVID-19 or new worldwide infections and related responsive measures, including negative supply chain impacts. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2022.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Contract revenues	$132,667	$149,428	$290,711	$343,777
Gross profit	17,899	10,481	30,034	43,536
General and administrative expenses	14,462	10,820	27,479	25,424
(Gain) loss on sale of assets—net	(243)	3	(261)	(318)
Operating income (loss)	3,680	(342)	2,816	18,430
Interest expense—net	(3,175)	(3,424)	(6,560)	(7,449)
Other income (expense)	2,024	(1,120)	2,251	(1,525)
Income (loss) before income taxes	2,529	(4,886)	(1,493)	9,456
Income tax (provision) benefit	(796)	853	(5)	(2,432)
Net income (loss)	$1,733	$(4,033)	$(1,498)	$7,024

Basic earnings (loss) per share	$0.03	$(0.06)	$(0.02)	$0.11
Basic weighted average shares	66,462	66,071	66,363	65,959

Diluted earnings (loss) per share	$0.03	$(0.06)	$(0.02)	$0.11
Diluted weighted average shares	66,805	66,071	66,363	66,480

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income (loss)	$1,733	$(4,033)	$(1,498)	$7,024
Adjusted for:
Interest expense—net	3,175	3,424	6,560	7,449
Income tax provision (benefit)	796	(853)	5	2,432
Depreciation and amortization	10,937	11,614	21,787	22,930
Adjusted EBITDA	$16,641	$10,152	$26,854	$39,835

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2023	2022

Cash and cash equivalents	$42,066	$6,546
Total current assets	190,358	182,841
Total assets	1,007,596	981,780
Total current liabilities	141,331	160,333
Total long-term debt	376,795	321,521
Total equity	368,522	368,220

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues	2023	2022	2023	2022
Dredging:
Capital - U.S.	$38,157	$89,693	$70,632	$190,704
Coastal protection	56,490	45,119	$107,795	117,036
Maintenance	35,809	12,648	$107,737	32,460
Rivers & lakes	2,211	1,968	$4,547	3,577
Total revenues	$132,667	$149,428	$290,711	$343,777

	As of
	June 30,	December 31,	June 30,
Backlog	2023	2022	2022
Dredging:
Capital - U.S.	$243,646	$148,429	$246,042
Coastal protection	34,835	97,819	$76,978
Maintenance	147,143	125,671	$43,561
Rivers & lakes	8,931	5,221	$7,220
Total backlog	$434,555	$377,140	$373,801

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024